Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2015 Results

PITTSBURGH, PA – July 29, 2015 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Highlights:

•	Revenues totaled $29.3 million, compared to $27.7 million in the 2014 second quarter;

•	Gross profit margins increased to 18.8% from 17.3% in the first quarter of 2015 and 18.5% in the second quarter of 2014;

•	Non-GAAP diluted earnings per share were $0.18 versus $0.21 in the 2014 second quarter;

•	GAAP diluted earnings per share were $0.09 versus $0.20 in the 2014 second quarter;

•	Consultants-on-Billing increased by 210 consultants, largely reflective of our acquisition of Hudson Global’s U.S. IT staffing business (“Hudson IT”).

Second Quarter Results:

Revenues for the second quarter of 2015 totaled $29.3 million compared to $27.7 million during the corresponding quarter last year. Gross profit in the second quarter of 2015 was $5.5 million, compared to $5.1 million in the second quarter of 2014. GAAP net income for the second quarter of 2015 totaled $382,000, compared to $893,000 during the same period last year. Non-GAAP net income for the second quarter of 2015 was $801,000, compared to $947,000 in the second quarter of 2014. GAAP diluted earnings per share were $0.09 in the 2015 second quarter, compared to $0.20 in the second quarter of 2014. Non-GAAP diluted earnings per share were $0.18 in the second quarter of 2015, compared to $0.21 for the corresponding period in 2014. From the June 15, 2015 acquisition date through the end of the quarter, the business we acquired from Hudson Global generated $1.3 million of revenues and approximately $0.1 million of GAAP and Non-GAAP net income.

Demand for the Company’s staffing services was generally flat from the previous quarter and we achieved modest organic growth in our consultant-base during the quarter. Gross margins in the second quarter of 2015 were 18.8%, representing a significant increase from the previous quarter’s 17.3% gross margin results, and were slightly better than those reported for the corresponding period in 2014.

Commenting on the Company’s second quarter 2015, Kevin Horner, Mastech’s Chief Executive Officer, stated, “I am excited about several key components of our second quarter performance. We were able to organically grow consultants on billing during the quarter; our gross margins improved nicely from a quarter ago as we continued to take a disciplined approach with respect to profit content on new assignments; and we successfully closed our acquisition of Hudson IT in mid-June. Hudson IT brings a retail client-base and a relationship selling model to Mastech which, when coupled with our centralized recruiting model, represents a real opportunity to accelerate growth in the second half of 2015.”

Jack Cronin, Mastech’s Chief Financial Officer, stated, “With an agreement to expand and extend our credit facility with PNC Bank in place, we comfortably funded our $17 million acquisition of Hudson IT. At June 30, 2015 we had bank debt, net of cash balances on hand, of $13.4 million and had approximately $8.3 million of borrowing capacity available to us under our revolving credit line. Required principle payments on our outstanding borrowings over the next twelve months are a manageable $1.8 million.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A.M. ET on July 29, 2015 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 5, 2015.

About Mastech Holdings, Inc.:

Leveraging the power of 29 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items, net of income tax benefits computed at our effective income tax rate for the periods presented:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we would not have otherwise incurred in the periods presented as part of our ongoing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired business and various advisor expenses. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expenses related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2014.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$490	$2,568
Accounts receivable, net	17,071	15,226
Prepaid and other current assets	635	926
Deferred income taxes	225	120

Total current assets	18,421	18,840

Equipment, enterprise software and leasehold improvements, net	702	701

Deferred income taxes	207	188

Deferred financing costs, net	115	51

Non-current deposits	232	264

Goodwill	8,427	—

Intangible assets, net	8,533	—

Total assets	$36,637	$20,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$—
Accounts payable	2,766	1,514
Accrued payroll and related costs	5,725	5,012
Deferred revenue and other liabilities	701	650

Total current liabilities	10,992	7,176
Long-term liabilities:
Long-term debt	12,072	—

Total liabilities	23,064	7,176

Shareholders’ equity:
Common stock, par value $0.01 per share	52	51
Additional paid-in capital	13,077	12,733
Retained earnings	4,601	4,024
Accumulated other comprehensive (loss)	(41)	(25)
Treasury stock, at cost	(4,116)	(3,915)

Total shareholders’ equity	13,573	12,868

Total liabilities and shareholders’ equity	$36,637	$20,044

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

Revenues	$29,305	$27,656	$56,365	$56,340

Cost of revenues	23,790	22,550	46,163	46,009

Gross profit	5,515	5,106	10,202	10,331

Selling, general and administrative expenses	4,896	3,687	9,255	7,518

Income from operations	619	1,419	947	2,813

Other income/(expense), net	2	14	(15)	22

Income before income taxes	621	1,433	932	2,835

Income tax expense	239	540	355	1,073

Net income	$382	$893	$577	$1,762

Earnings per share:
Basic	$0.09	$0.21	$0.13	$0.41
Diluted	$0.09	$0.20	$0.13	$0.40

Weighted average common shares outstanding:
Basic	4,332	4,317	4,330	4,314

Diluted	4,436	4,458	4,437	4,457

MASTECH HOLDINGS, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2015	2014	2015	2014

GAAP Net Income	$382	$893	$577	$1,762

Adjustments:
Amortization of acquired intangible assets	34	—	34	—
Acquisition transaction expenses	549	—	599	—
Stock-based compensation expenses	98	87	193	172
Severance expenses	—	—	305	—
Income taxes adjustments	(262)	(33)	(430)	(65)

Non-GAAP Net Income	$801	$947	$1,278	$1,869

GAAP Diluted Earnings Per Share	$0.09	$0.20	$0.13	$0.40

Non-GAAP Diluted Earnings Per Share	$0.18	$0.21	$0.29	$0.42

Weighted average common shares outstanding:

GAAP Diluted Shares	4,436	4,458	4,437	4,457

Non-GAAP Diluted Shares	4,436	4,458	4,437	4,457